                                                                      Exhibit 4x

                             CONTRACT SPECIFICATIONS

Contract Number:                    99-0000764

Annuitant:                          CPP2H3CT

Age at Issue:

Contract Date:                      November 10, 2005

Initial Purchase Payment:           $50,000.00

Maturity Date:                      June 13, 2034

Owner(s):                           ALS0H1MN

Beneficiary Designation:            Refer to the Client Information Profile

Death Benefit on Contract Date:     ACCOUNT VALUE

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:

 Minimum Subsequent Purchase Payment Transmitted Electronically: $25
 Minimum Subsequent Purchase Payment Transmitted Other Than Electronically: $100 Minimum Allocation to Any One Variable Subaccount: $20
 Minimum Allocation To Any Fixed Subaccount: $2,000
 Minimum Allocation To The DCA Fixed Account: $2,000

ACCOUNT FEE:
The Account Fee is $XX per Contract Year. The Account Fee will be deducted on the first Valuation Date following the last day of each Contract Year. If the Contract is surrendered prior to the last day of a Contract Year, the full Account Fee will be deducted upon the surrender. The Account Fee will be deducted from each Variable Subaccount and any Fixed Subaccount on a pro-rata basis. The Account Fee will be waived for any Contract Year in which the Contract Value equals or exceeds $100,000.00 as of the Valuation Date on which the Account Fee would otherwise be deducted. The Account Fee will be waived after 15 Contract Years. The Account Fee will also be waived on and after the Annuity Commencement Date.

VARIABLE ACCOUNT:
         Lincoln Life Variable Annuity Account N

FIXED ACCOUNT:

         Minimum Guaranteed Interest Rate:
         Contract Years 1 through 10: XX%
         Contract Years 11 and later: XX%

        The Fixed Subaccounts are:
        1-YEAR INITIAL GUARANTEED PERIOD
        2-YEAR INITIAL GUARANTEED PERIOD
        3-YEAR INITIAL GUARANTEED PERIOD
        4-YEAR INITIAL GUARANTEED PERIOD
        5-YEAR INITIAL GUARANTEED PERIOD
        6-YEAR INITIAL GUARANTEED PERIOD
        7-YEAR INITIAL GUARANTEED PERIOD
        8-YEAR INITIAL GUARANTEED PERIOD
        9-YEAR INITIAL GUARANTEED PERIOD
        10-YEAR INITIAL GUARANTEED PERIOD

VARIABLE ACCOUNT REQUIREMENTS:

         MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE:

         We assess a daily charge equal on an annual basis to the percentages shown of the average daily net asset value of each Variable Subaccount. The daily charge will not exceed the percentage(s) shown.

         If, on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

                  Death Benefit Option(s):           Charges:
                  -Contract Value Death Benefit:       XX%

         MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE: XX%.

         The daily charge will not exceed the percentage shown.

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

         Transfers cannot be made during the first 30 days.

         The amount being transferred may not exceed LNL's maximum amount limit then in effect.

         LNL reserves the right to require a 30 day minimum time period between each transfer.

         Maximum Number of Transfers: 12 per Contract Year, excluding automatic DCA transfers. Transfers in excess of 12 per Contract Year must be authorized by LNL.

     Variable Account:

         Minimum Single Transfer Amount From A Variable Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Variable Subaccount.

         Minimum Transfer Amount To a Variable Subaccount: $300

     Fixed Account:

         Minimum Single Transfer To A Fixed Subaccount: $2,000

         Minimum Single Transfer To The DCA Fixed Account: $2,000

         Minimum Single Transfer Amount From Any Fixed Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Fixed Subaccount.

         Minimum Single Transfer Amount From The DCA Fixed Account: The lesser of 1) $300; or 2) the remaining amount in the DCA Fixed Account. This restriction does not apply to automatic DCA transfers.

         Maximum Percentage Available For Transfer From Any Fixed Subaccount:
         For transfers on a date other than the Expiration Date of a Guaranteed Period, the sum of the percentages transferred from any Fixed Subaccount in any Contract Year, where the percentages are based upon the value of the Fixed Subaccount at the time of the current withdrawal, will be limited to 25% of the value of the Fixed Subaccount. Such transfers will be subject to an Interest Adjustment.

WITHDRAWAL AND SURRENDER REQUIREMENTS:

         Minimum Partial Withdrawal Amount: $300

         Contingent Deferred Sales Charge (CDSC): Withdrawals and/or Surrenders will be subject to the CDSC. The CDSC is calculated separately for each Purchase Payment to which a charge applies. However the Owner may withdraw up to the Free Withdrawal Amount during a Contract Year without incurring a CDSC. The remaining value will be subject to the CDSC.

CDSC applies as follows:

                      Number of Contract Anniversaries           CDSC as a percentage of the
                        Since a Purchase Payment was              surrendered or withdrawn
                                  Invested                            Purchase Payment
                                  --------                            ----------------
                                    None                                    7.0%
                                 At Least 1                                 7.0%
                                 At Least 2                                 6.0%
                                 At Least 3                                 6.0%
                                 At Least 4                                 5.0%
                                 At Least 5                                 4.0%
                                 At Least 6                                 3.0%
                                At Least 7+                                 0.0%

     Waiver Of Contingent Deferred Sales Charge (CDSC): The withdrawal of a portion of the Contract Value or the surrender of this Contract, prior to the Annuity Commencement Date may be subject to a CDSC, except that such charges do not apply to the following:

     a.   Each withdrawal of the Free Withdrawal Amount.

     b. A surrender or withdrawal as a result of the "permanent and total disability" of the Owner as defined in section 22(e) of the Code. Permanent and total disability must occur subsequent to the Contract Date and prior to the 65th birthday of the disabled Owner.

     c. A surrender or withdrawal as a result of the diagnosis of a terminal illness of the Owner. Diagnosis of the terminal illness must be subsequent to the Contract Date and result in a life expectancy of less than 12 months, as determined by a qualified professional medical practitioner.

     d. A surrender or withdrawal as a result of the admittance of the Owner into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date and continue for 90 consecutive days prior to the surrender or withdrawal.

     e. A surrender or withdrawal as a result of the death of the Owner or Annuitant.

     f.   The annuitization of the Contract.

If a non-natural person is the Owner of the Contract, the Annuitant or Joint Annuitant will be considered the Owner of the Contract for purposes of this provision.

Free Withdrawal Amount: The Free Withdrawal Amount is XX% of the total Purchase Payments, where the percentages are based upon the total Purchase Payments to the Contract at the time of the current withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn does not exceed XX% maximum.

The Free Withdrawal Amount does not apply to a surrender of this Contract.

For purposes of caluclating the CDSC on withdrawals, LNL assumes that:

     a. The Free Withdrawal Amount will be withdrawn from Purchase Payments on a "first in-first out" (FIFO) basis.
     b. Prior to the seventh anniversary of the Contract Date, any amount withdrawn above the Free Withdrawal Amount during a Contract Year will be withdrawn in the following order:
            1. from Purchase Payments (FIFO) until exhausted; then
            2. from Earnings until exhausted.
     c. On or after the seventh anniversary of the Contract Date, any amount withdrawn above the Free Withdrawal Amount during the Contract Year will be withdrawn in the following order:
            1. from Purchase Payments (FIFO) to which a CDSC no longer applies until exhausted; then
            2. from Earnings until exhausted; then
            3. from Purchase Payments (FIFO) to which a CDSC still applies until exhausted.

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

The Owner may select a Death Benefit Option(s) to be effective as of the Contract Date. If no Death Benefit Option is selected, the Guarantee of Principal Death Benefit will be the Death Benefit effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

     Determination of the First Annuity Payment Date:

         For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the
         Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

     Minimum Annuity Payment Amount: $50

     Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 3.0%

     Assumed Investment Rate for the Variable Annuity Payment: Between 3% - 6%